Exhibit 99.3

PACCAR Announces Extra Cash Dividend and Quarterly Dividend

December 9, 2008, Bellevue, Washington - PACCAR Inc’s Board of Directors today declared an extra cash dividend in the amount of ten cents ($.10) per share, payable on January 5, 2009, to stockholders of record at the close of business on December 19, 2008.  The Board of Directors also declared a quarterly cash dividend in the amount of eighteen cents ($.18) per share, payable on March 3, 2009, to stockholders of record at the close of business on February 19, 2009.  “This special dividend reflects the good performance of the company in 2008, yet also recognizes the very difficult global truck markets experienced in the fourth quarter 2008 and projected into 2009,” said Mark Pigott, chairman and chief executive officer.

“The severe recession is impacting our customers in North America and Europe.  The Purchasing Managers’ Indexes for manufacturing in Europe and North America is at 20-year lows,” said Jim Cardillo, president.  “Build rate reductions and temporary plant shutdowns have been implemented in Europe and North America in the fourth quarter 2008.  Truck segment gross margins are expected to be approximately 11 percent this quarter, similar to 2001, due to challenging markets worldwide.  Reduced build rates and lower margins are expected to continue throughout 2009.  U.S. and Canadian Class 8 industry retail sales in 2009 are estimated to be 150,000-180,000 units, and the heavy-truck market registrations in Europe are estimated to be 200,000-240,000 units.  PACCAR continues to rigorously reduce operating expenses and capital expenditures to align our business with the current market.”

PACCAR is a global technology leader in the design, manufacture and customer support of  high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.  PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR, and its homepage is www.paccar.com.